EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media Contact:	James E. Mahoney
617-434-9552
	Investor Contact:	John A. Kahwaty
617-434-3650

FLEETBOSTON REPORTS SECOND QUARTER NET INCOME

OF $624 MILLION OR $.59 PER SHARE

STRONG PERFORMANCE BY DOMESTIC CORE BUSINESSES

NONPERFORMING ASSETS DOWN 25% FROM DECEMBER 31, 2002

          BOSTON, MA, July 15, 2003 – FleetBoston Financial (NYSE: FBF) today reported second quarter net income of $624 million, or $.59 per share, compared with a net loss of $386 million, or $.37 per share, in the second quarter of last year. The results for the second quarter of last year included special charges of $1.0 billion (after-tax) related to higher commercial credit costs, Argentina, and charges associated with the strategic decision to exit certain businesses. For the first six months of 2003, net income was $1.2 billion, or $1.13 per share, compared with $349 million, or $.32 per share for the first six months of 2002.
     The second quarter was marked by higher revenues in a number of fee-based services and continued control over expenses. Each of the Corporation’s primary domestic personal, commercial, and investment businesses produced sequential earnings growth and demonstrated continued progress across a wide range of customer-related measures.
     The Corporation’s efforts to reduce risk have shown another consecutive quarter of significantly improved credit quality. Nonperforming assets declined by an additional 12%, or $370 million, in the second quarter to $2.6 billion and are down by 25%, or nearly $900 million, since the beginning of the year.
     Included in the current quarter’s results was an after-tax gain of $57 million from the previously announced sale of InterPay, a payroll processing company. In Argentina, the Corporation took actions resulting in a net after-tax charge of $38 million, primarily related to the establishment of a reserve for the estimated impact of redollarization actions on applicable deposits. Additionally, incremental marketing expenses of $15 million (after-tax) were incurred related to a major Fleet brand campaign initiated in the quarter aimed at new business development.
     Chad Gifford, Chairman and Chief Executive Officer said, “We are very encouraged by our second quarter results. The strategy put in place last year to focus on our competitively advantaged businesses and reduce risk is clearly taking hold. Our cumulative efforts on the customer front are beginning to come through the top-line and will become increasingly visible when economic conditions discernibly rebound. We continue to take a disciplined approach to expenses while remaining committed to funding critical growth initiatives. Steps taken to reduce risk are paying off as well with another healthy double-digit decline in nonperforming assets. Domestic nonperformers are now at their lowest level in over two years. We also expect that the actions taken this quarter in Argentina go a long way toward fully addressing a remaining uncertainty and will accelerate that unit’s return to profitability.”
     Eugene M. McQuade, President and Chief Operating Officer, remarked, “The strength of our customer franchises came through this quarter as each major business line reported earnings greater than the prior quarter. Our focus remains on the optimal positioning of these areas for superior sustained performance. Towards that end, during the quarter we realigned the structure of our core domestic businesses under three proven leaders – Brad Warner heading up Personal Financial Services, Brian Moynihan focusing on the newly-formed Regional Commercial and Investment Management unit, and Rich Higginbotham leading National Commercial Financial Services. This business and management realignment will bring us even closer to the customer by tightening our alignment around natural markets and enhancing our product delivery, especially regionally. In conjunction with this realignment, we’ve embarked on an aggressive brand campaign designed to add new customers and increase usage from existing customers. We’re excited by our momentum.”

Second Quarter Highlights

     Net interest income declined modestly from the first quarter reflecting narrower spreads due to the low rate environment, partially offset by a higher level of earning assets, mainly consumer loans and securities. The net interest margin was down 13 basis points from the first quarter to 3.76%. Several categories of noninterest income increased compared with the first quarter including banking fees and commissions, brokerage fees, and investment management revenue. Noninterest expense levels were flat with the first quarter at approximately $1.6 billion. Total credit-related charges were

$315 million in the second quarter compared with $310 million in the first quarter.
     Loan loss reserves stood at $3.2 billion, or 2.6% of total loans. Total assets at June 30, 2003 were $197 billion, compared with $191 billion at June 30, 2002. The increase from a year ago is primarily due to higher levels of consumer loans and securities, partially offset by declines in domestic commercial loan and Latin American exposures reflecting the execution of previously announced risk reduction strategies. Stockholders’ equity amounted to $17 billion at June 30, 2003, with a common equity to assets ratio of 8.7%.

     A detailed financial package containing supplemental information on the second quarter financial results can be found by accessing the Investor Relation’s section of the Corporation’s web site www.fleet.com. Robert C. Lamb, Jr., Executive Vice President and Chief Financial Officer, will host a conference call at 8:30 a.m. (ET) to discuss the earnings results. Interested parties may access the conference call by calling 888-989-7691 (domestic) or 210-234-8098 (international) with a passcode of “Fleet”. Media and individuals will be in a listen only mode. Participants are asked to call in a few minutes prior to the call in order to register for the event.
     Internet access to the call is also available (listen only) by going to the Investor Relations section of http://www.fleet.com. A replay of the call will be available through July 17, 2003 – 5:00 p.m. (ET) by calling 800-395-7443 (domestic) or 402-220-9831 (international) with no passcode or by going to the fleet.com website.

This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) changes in general political and economic conditions, either domestically or internationally; (2) continued economic, political and social uncertainties in Latin America; (3) developments concerning credit quality, including the resultant effect on the level of the Corporation’s provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses; (4) continued weakness in domestic commercial loan demand, and the impact of that weakness on the Corporation’s lending activities; (5) changes in customer borrowing, repayment, investment and deposit practices; (6) interest rate and currency fluctuations, equity and bond market fluctuations and inflation; (7) changes in the mix of interest rates and maturities of our interest earning assets and interest bearing liabilities; (8) continued weakness in the global capital markets and the impact of that weakness on the Corporation’s principal investing and other capital markets-related businesses, and its wealth management and brokerage businesses, as well as the availability and terms of funding necessary to meet the Corporation’s liquidity needs; (9) changes in competitive product and pricing pressures within the Corporation’s markets; (10) legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, deposit insurance and other aspects of the financial services industry; (11) changes in accounting rules, policies, practices and procedures; (12) legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Corporation and its subsidiaries; (13) the effectiveness of instruments and strategies used to hedge or otherwise manage the Corporation’s exposure to various types of market and credit risk; and (14) the effects of terrorist activities or other hostilities, including geopolitical stresses in the Middle East and other areas. For further information, please refer to the Corporation’s reports filed with the SEC.

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FleetBoston Financial
Financial Highlights

Three Months Ended			Six Months Ended
June 30,	June 30,		June 30,	June 30,
2003	2002		2003	2002

		For the Period ($ in millions)
$624	$(386)	Net Income (Loss)	$1,191	$349
571	(106)	Continuing Operations	1,148	630
53	(280)	Discontinued Operations	43	(281)
2,777	2,652	Revenue	5,538	5,787
1,594	1,588	Total Expense	3,168	3,145
285	1,250	Provision for Credit Losses	565	1,658
		Per Common Share
$.59	$(.37)	Earnings (loss) per share — Net Income	$1.13	$.32
.54	(.11)	Continuing Operations	1.09	.59
.05	(.26)	Discontinued Operations	.04	(.27)
.35	.35	Cash dividends declared	.70	.70
16.32	15.79	Book value (period-end)	16.32	15.79
		At Period-End ($ in billions)
$197.1	$191.0	Assets	$197.1	$191.0
123.9	116.2	Loans	123.9	116.2
130.2	121.1	Deposits	130.2	121.1
17.4	16.8	Total stockholders’ equity	17.4	16.8
		Ratios
1.27%	nm %	Return on average assets	1.23%	.36%
14.47	nm	Return on common equity	14.08	3.91
3.76	4.12	Net interest margin	3.83	4.15
8.9	8.8	Total equity/assets (period-end)	8.9	8.8
6.5	6.4	Tangible common equity/assets	6.5	6.4
8.4	8.2	Tier 1 risk-based capital ratio *	8.4	8.2
11.7	11.8	Total risk-based capital ratio *	11.7	11.8
		Asset Quality ($ in millions)
$2,603	$3,891	Nonperforming assets	$2,603	$3,891
1,277	1,866	Non-Argentine	1,277	1,866
1,326	2,025	Argentina	1,326	2,025
3,198	3,867	Reserve for credit losses	3,198	3,867
2.09%	3.33%	Nonperforming assets as a % of related assets	2.09%	3.33%
1.05	1.65	Non-Argentine	1.05	1.65
55.27	57.73	Argentina	55.27	57.73
2.58	3.33	Reserve for credit losses to period-end loans	2.58	3.33
146	113	Reserve for credit losses to nonperforming loans	146	113
1.59	3.29	Net charge-offs/average loans	1.83	2.25

		* June 30, 2003 are estimates

FleetBoston Financial
Consolidated Income Statements
($ in millions)

Three Months Ended			Six Months Ended
June 30,	June 30,		June 30,	June 30,
2003	2002		2003	2002

$1,598	$1,656	Net interest income (FTE)	$3,221	$3,388
		Noninterest income:
379	404	Investment services revenue	733	809
391	383	Banking fees and commissions	768	766
18	(134)	Capital markets-related revenue	129	132
155	155	Credit card revenue	311	327
236	188	Other	376	365

1,179	996	Noninterest income	2,317	2,399

2,777	2,652	Total revenue	5,538	5,787

		Noninterest expense:
822	832	Employee compensation and benefits	1,647	1,638
129	126	Occupancy	258	257
113	121	Equipment	232	243
19	22	Intangible asset amortization	39	44
—	9	Merger and Restructuring costs	—	14
511	478	Other	992	949

1,594	1,588	Total expense	3,168	3,145

1,183	1,064	Income from continuing operations before provision and income taxes	2,370	2,642
285	1,250	Provision for credit losses	565	1,658
327	(80)	Income taxes and tax-equivalent adjustment from continuing operations	657	354

$571	$(106)	Net income (loss) from continuing operations	$1,148	$630

53	(280)	Net Income (loss) from discontinued operations, (net of tax)	43	(281)

$624	$(386)	Net income (loss)	$1,191	$349

$.54	$(.11)	Diluted earnings (loss) per share — continuing operations	$1.09	$.59
.59	(.37)	Diluted earnings (loss) per share	1.13	.32

FleetBoston Financial
Consolidated Balance Sheets
($ in millions)

	June 30,	June 30,
	2003	2002

ASSETS:
Cash and equivalents	$13,083	$14,173
Securities	34,914	29,828
Trading assets	4,607	3,853
Loans and leases	123,860	116,201
Reserve for credit losses	(3,198)	(3,867)
Due from brokers/dealers	4,661	4,163
Other assets	19,201	26,689

Total assets	$197,128	$191,040

LIABILITIES:
Deposits	130,241	121,114
Short-term borrowings	16,109	11,715
Due to brokers/dealers	4,576	4,067
Long-term debt	17,815	22,654
Other liabilities	10,949	14,674

Total liabilities	179,690	174,224

STOCKHOLDERS’ EQUITY:
Preferred stock	271	271
Common stock	17,167	16,545

Total stockholders’ equity	17,438	16,816

Total liabilities and stockholders’ equity	$197,128	$191,040